Exhibit 99.1

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222

B&G Foods Announces Third Quarter 2005 Financial Results

Parsippany, N.J., October 31, 2005 – B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced financial results for the thirteen and thirty-nine weeks ended October 1, 2005.

Financial Results for the Thirteen Weeks Ended October 1, 2005

Net sales for the thirteen weeks ended October 1, 2005 increased 0.4% to $92.3 million from $91.9 million for the thirteen weeks ended October 2, 2004.  Gross profit for the thirteen weeks ended October 1, 2005 increased 2.0% to $27.5 million from $27.0 million in the comparable period last year.  Pro forma gross profit, which excludes the restructuring charge described below, for the thirteen weeks ended October 1, 2005 increased 3.1% to $27.8 million from $27.0 million in the comparable period last year.  Operating income decreased 3.4% to $15.5 million for the thirteen-week period ended October 1, 2005, from $16.0 million in the comparable period last year.

For the thirteen weeks ended October 1, 2005, EBITDA (see “About Non-GAAP Financial Measures” below) decreased 2.8% to $17.3 million from $17.8 million.  During such period the Company recorded in cost of goods sold a restructuring charge of approximately $0.3 million related to the closing of its New Iberia, Louisiana, manufacturing facility.  Adjusted EBITDA for the thirteen weeks ended October 1, 2005, which excludes the restructuring charge, was $17.6 million.  Net income available to common stockholders was $3.1 million for the thirteen-week period ended October 1, 2005 compared to $0.8 million for the thirteen-week period ended October 2, 2004.  Excluding the impact of preferred stock dividends and related charges of $4.0 million in the third quarter of fiscal 2004, net income for such period was $4.8 million.  For the thirteen-week period ended October 1, 2005, basic and diluted earnings per share were $0.17 per share of the Company’s Class A common stock and basic and diluted loss per share were $0.04 per share of the Company’s Class B common stock.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “Price increases offset most of the cost pressure we have seen in the past 12 months, permitting us to deliver relatively stable results for the third quarter of 2005 as compared to the third quarter of 2004. Our shutdown of the New Iberia, Louisiana manufacturing facility is already providing cost savings, offset somewhat by even higher fuel and energy costs. We continue to look for additional cost savings opportunities to enhance our financial performance.”

Financial Results for the Thirty-Nine Weeks Ended October 1, 2005

Net sales for the thirty-nine weeks ended October 1, 2005 increased 0.1% to $276.5 million from $276.3 million in the comparable period of fiscal 2004.  Gross profit for the thirty-nine weeks ended October 1, 2005 decreased 8.7% to $78.0 million from $85.5 million in the comparable period last year.  Pro forma gross profit, which excludes the restructuring charge, for the thirty-nine weeks ended October 1, 2005 decreased 4.6% to $81.6 million from $85.5 million in the comparable period last year.  Operating income decreased 15.9% to $41.7 million during the first thirty-nine weeks of fiscal 2005, compared to $49.6 million in the comparable period in fiscal 2004.

During the thirty-nine week period ended October 1, 2005, EBITDA decreased 14.2% to $46.9 million from $54.6 million.  During such period the Company recorded in cost of goods sold a restructuring charge of approximately $3.5 million related to the closing of its New Iberia, Louisiana, manufacturing facility.  Adjusted EBITDA for the thirty-nine week period, which excludes the restructuring charge related to the closing of the Louisiana facility, was $50.4 million.  Net income available to common stockholders was $6.4 million for the thirty-nine week period ended October 1, 2005 compared to $4.2 million for the thirty-nine week period ended October 2, 2004.  Excluding the impact of preferred stock dividends and related charges of $11.7 million in the thirty-nine weeks ended October 2, 2004, net income for such period were $15.9 million.  For the thirty-nine week period ended October 1, 2005, basic and diluted earnings per share were $0.41 per share of the Company’s Class A common stock and basic and diluted loss per share was $0.23 per share of the Company’s Class B common stock.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 pm ET today, October 31, 2005.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at http://www.bgfoods.com/ under “Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (800) 565-5442 or for international callers by dialing (913) 312-1298.

A replay of the call will be available one hour after the call by dialing (888) 203-1112 or (719) 457-0820.  The password is 8347725. The replay will be available from October 31, 2005, through November 7, 2005.

About Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.  We present EBITDA (net income before net interest expense, income taxes, depreciation and amortization) and adjusted EBITDA (EBITDA as adjusted for transaction related compensation expenses incurred in fiscal 2004 in connection with our initial public offering, the concurrent offerings and the related transactions and restructuring charges incurred in fiscal 2005) because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in the indenture governing our senior notes, our revolving credit facility and the indenture governing our senior subordinated notes contain ratios based on these measures.

A reconciliation of EBITDA and adjusted EBITDA with the most directly comparable GAAP measure is included below for the thirteen and thirty-nine weeks ended October 1, 2005 and October 2, 2004 along with the components of EBITDA and adjusted EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”   Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	October 1, 2005	January 1, 2005
Assets

Current assets:
Cash and cash equivalents	$22,858	$28,525
Trade accounts receivable, net	28,384	28,227
Inventories	92,123	79,109
Prepaid expenses	2,986	2,806
Deferred income taxes	1,782	1,782
Income tax receivable	7,748	7,006
Total current assets	155,881	147,455

Property, plant and equipment, net	41,069	43,774
Goodwill	188,629	188,629
Trademarks	193,481	193,481
Net deferred financing costs and other assets	20,519	22,613
Total assets	$599,579	$595,952

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$26,563	$25,861
Accrued expenses	20,261	16,082
Dividends payable	4,240	3,728
Total current liabilities	51,064	45,671

Long-term debt	405,800	405,800
Other liabilities	263	317
Deferred income taxes	56,550	51,903
Total liabilities	513,677	503,691

Stockholders’ equity:
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; issued and outstanding 20,000,000 shares	200	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; issued and outstanding 7,556,443 shares	76	76
Additional paid-in capital	156,800	156,800
Accumulated other comprehensive loss	(18)	(25)
Accumulated deficit	(71,156)	(64,790)
Total stockholders’ equity	85,902	92,261
Total liabilities and stockholders’ equity	$599,579	$595,952

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net sales	$92,316	$91,941	$276,543	$276,353
Cost of goods sold	64,472	64,924	194,997	190,884
Cost of goods sold – restructuring charge	300	—	3,544	—
Gross profit	27,544	27,017	78,002	85,469

Operating expenses:
Sales, marketing and distribution expenses	10,364	9,646	31,224	31,866
General and administrative expenses	1,697	1,227	5,024	3,582
Management fees-related party	—	125	—	375
Operating income	15,483	16,019	41,754	49,646

Interest expense, net	10,458	8,195	31,320	23,801
Income before tax expense	5,025	7,824	10,434	25,845
Provision for income taxes	1,965	3,020	4,080	9,976
Net income	3,060	4,804	6,354	15,869
Less: preferred stock dividends accumulated and related charges	—	3,976	—	11,666
Net income available to common stockholders	$3,060	$828	$6,354	$4,203

Earnings per share calculations:
Net income available to common stockholders per common share:
Basic and diluted distributed earnings:
Class A common stock	$0.21	$—	$0.64	$—
Earnings (loss) per share:
Basic and diluted Class A common stock	$0.17	$—	$0.41	$—
Basic Class B common stock	$(0.04)	$0.07	$(0.23)	$0.36
Diluted Class B common stock	$(0.04)	$0.05	$(0.23)	$0.27

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash Provided by (Used in) Operating Activities (Dollars in thousands).

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net income	$3,060	$4,804	$6,354	$15,869
Depreciation	1,769	1,734	5,129	4,971
Income tax expense	1,965	3,020	4,080	9,976
Interest expense, net	10,458	8,195	31,320	23,801
EBITDA (1)	17,252	17,753	46,883	54,617
Adjustments to EBITDA (1)(2)	300	—	3,544	—
Adjusted EBITDA (1)	17,552	17,753	50,427	54,617
Income tax expense	(1,965)	(3,020)	(4,080)	(9,976)
Interest expense, net	(10,458)	(8,195)	(31,320)	(23,801)
Deferred income taxes	2,175	1,396	4,459	4,534
Amortization of deferred financing and bond discount	698	641	2,094	1,925
Changes in assets and liabilities	(1,570)	(10,569)	(9,461)	(19,361)
Restructuring charge, cash portion	(162)	—	(593)	—
Net cash provided by (used in) operating activities	$6,270	$(1,994)	$11,526	$7,938

(1)          We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  We define adjusted EBITDA as EBITDA as adjusted for the transaction related compensation expenses incurred in fiscal 2004 in connection with our initial public offering, the concurrent offerings and related transactions and restructuring charges incurred in fiscal 2005.  We believe that the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA is net cash provided by (used in) operating activities.  We present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in our revolving credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. EBITDA and adjusted EBITDA are not substitutes for operating income or net income, as determined in accordance with generally accepted accounting principles.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any, and in the case of adjusted EBITDA, cash used to pay transaction related bonuses and repurchase of employee stock options and the cost to restructure our operations.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA also are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes and in the case of adjusted EBITDA, the cost of transaction related bonuses and repurchase of employee stock options and the cost to restructure our operations.  EBITDA and adjusted EBITDA, as we define them, may differ from similarly named measures used by other entities.

(2)          On July 1, 2005, we closed our New Iberia, Louisiana, manufacturing facility as part of our ongoing efforts to improve our production capacity utilization, productivity and operating efficiencies, and lower our overall costs.  In the thirty-nine weeks ended October 1, 2005, we recorded a charge of $3.5 million, of which $0.3 million was recorded during the thirteen weeks ended October 1, 2005.  The charge associated with the plant closing included a cash charge for employee compensation and other costs of $0.6 million and a non-cash charge for the impairment of property, plant, equipment and inventory of $2.9 million.